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                                                                    EXHIBIT 11.3



                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                      THREE MONTHS ENDED SEPTEMBER 30, 1999
                (Dollar in thousands, except per share amounts)

                                                          Number of           Percent
                                                            Shares          Outstanding     Equivalent Shares
                                                          ---------         -----------     -----------------

Prior to Initial Public Offering
  1997 Common Stock Offering                                    639            100.00%                  639

After Initial Public Offering
  1998 Common Stock Offering                             15,000,000            100.00%           15,000,000
  Preferred Stock Converted to Common Stock              60,511,692            100.00%           60,511,692
  1999 Common Stock Offering                             21,041,100            100.00%           21,041,100
  Treasury Shares                                           (37,968)           100.00%              (37,968)
  Warrants Exercised                                        540,807             90.60%              489,957
  Stock Options Exercised                                   116,397             62.46%               72,702
  Employee Stock Discount Purchase Plan Shares Issued       124,586             98.76%              123,038
                                                                                              -------------

  WEIGHTED AVERAGE SHARES OUTSTANDING                                                            97,201,160

  NET LOSS APPLICABLE TO COMMON STOCK                                                         $ (56,393,000)

  NET LOSS PER SHARE, BASIC AND DILUTED                                                       $       (0.58)
                                                                                              =============
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